FORM 3
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                     Filed pursuant to Section 16(a) of the
                 Securities Exchange Act of 1934, Section 17(a)
       of the Public Utility Holding Company Act of 1935 or Section 30(h)
                      of the Investment Company Act of 1940
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1.  Name and Address of Reporting Person   BROSSMAN, SILKE SIBYLLE
                                           c/o MFC Bancorp Ltd.
                                           Floor 21, Millennium Tower
                                           Handelskai  94-96  A-1200
                                           Vienna,  Austria
                                           ------------------------------


2.  Date of Event Requiring Statement (Month/Day/Year)  February 5, 2003
                                                        -----------------


3.  IRS Identification Number of Reporting Person, if an Entity
    (Voluntary)

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4.  Issuer Name and Ticker or Trading Symbol  MFC BANCORP LTD. ("MXBIF")
                                              ---------------------------

5.  Relationship  of  Reporting  Person to Issuer
    (Check  all  applicable)

    [X] Director   [  ] Officer          [  ]  10%  Owner  [  ]  Other
                       (give title                               (specify
                       below)                                     below)

6.  If  Amendment,  Date  of  Original         N/A
    (Month/Day/Year)                     --------------------------------

7.  Individual  or  Joint/Group             X     Form  Filed  by  One
    Filing(Check  applicable  line)       -----   Reporting  Person

                                          -----   Form Filed by More Than
                                                  One  Reporting  Person

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             TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED


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1.  Title of         2.  Amount of              3.  Ownership            4.  Nature of
    Security             Securities                 Form: Direct (D)         Indirect
    (Instr. 4)           Beneficially Owned         or Indirect              Beneficial
                         (Instr. 4)                 (I) (Instr. 5)           Ownership
                                                                             (Instr. 4)
--------------       ----------------------     --------------------     --------------
Common Stock
$0.01 Par Value          0                          N/A                      N/A
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              TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


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1.  Title of Derivative      2.  Date Exercisable          3.  Title and Amount
    Security (Instr. 4)          and Expiration Date           of Securities Underlying
                                 (Month/Day/Year)              Derivative Securities
                                                               (Instr. 4)

                             -------------------------     ----------------------------------
                             Date           Expiration     Title             Amount or
                             Exercisable    Date                             Number of Shares
-----------------------      -----------    ----------     -----             ----------------

N/A
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4.  Conversion or            5.  Ownership Form          6. Nature of
    Exercise Price               of Derivative              Indirect Beneficial
    of Derivative                Security: Direct (D)       Ownership
    Security                     or Indirect (I)            (Instr. 5)
                                 (Instr. 5)



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Explanation  of  Responses:



                      SILKE  SIBYLLE  BROSSMAN

                     /s/  Silke  Sibylle  Brossman             03/26/03
                     ----------------------------------       -------------
                     Signature  of  Reporting  Person         Date


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